United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2007

HILTON HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3427	36-2058176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9336 Civic Center Drive Beverly Hills, CA	90210
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 278-4321

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

On July 3, 2007, Hilton Hotels Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BH Hotels LLC, a Delaware limited liability company (“Parent”), and BH Hotels Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”).  Parent and Merger Sub are affiliates of Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P., each an affiliate of The Blackstone Group.  The Merger Agreement and the transactions contemplated thereby were approved by the Company’s Board of Directors.

Pursuant to the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $2.50 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the effective time of the Merger will generally be cancelled and converted into the right to receive $47.50 in cash, without interest.  The Company will be permitted to pay its regular quarterly dividend (currently expected to be a quarterly dividend of $0.04 per share) through the closing of the Merger.

The Company may terminate the Merger Agreement under certain circumstances, including if its Board of Directors determines in good faith that it has received a “Superior Proposal” as defined in the Merger Agreement, and otherwise complies with certain terms of the Merger Agreement.  In connection with such termination and in certain other circumstances, the Company must pay a fee of $560 million to Parent. In certain other circumstances, the Merger Agreement provides for Parent to pay to the Company a fee of $660 million upon termination of the Merger Agreement.

Parent has provided the Company with executed equity and debt financing commitments for the transactions contemplated by the Merger Agreement in the amount of $26.5 billion.  Consummation of the Merger is subject to various conditions, including approval of the Merger by a vote of the holders of a majority of the outstanding Common Stock, expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other applicable competition laws, and other customary closing conditions.

In connection with the Merger, the Company has agreed, if so instructed by Parent, to use its commercially reasonable efforts to commence tender offers and/or consent solicitations with respect to some or all series of notes issued under the Indenture, dated as of April 15, 1997, and the Indenture, dated as of April 22, 2003.  Details with respect to the tender offers and/or consent solicitations will be set forth in the documents relating to such transactions.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1 and incorporated herein by reference.

Item 8.01.              Other Events.

On July 3, 2007, the Company issued a press release announcing that it entered into the Merger Agreement. A copy of this press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In connection with the proposed transaction, the Company intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”).  Stockholders are urged to read the proxy statement (and all amendments and supplements to it) and other materials that the Company may file with the SEC when they become available in their entirety, because they contain important information about the proposed transaction.  The final proxy statement will be mailed to the Company’s stockholders.  Stockholders will be able to obtain free copies of the final proxy statement, as well as the Company’s other filings, without charge, at the SEC’s Web site (www.sec.gov) when they become available. Copies of the filings may also be obtained without charge from the Company by directing a request to:  Hilton Hotels Corporation, 9336 Civic Center Drive, Beverly Hills, CA, 90210, Attention:  Atish Shah, Investor Relations (Tel:  1-310-205-8664, Email: atish_shah@hilton.com).

The Company’s directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders in respect of the proposed transaction.  Information regarding the Company’s directors and executive officers is available in the Company’s 2006 Annual Report on Form 10-K, filed with the SEC on February 28, 2007 and the Company’s proxy statement for its 2007 annual meeting of stockholders, filed with the SEC on April 12, 2007.  Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Item 9.01           Exhibits.

(d)           Exhibits.

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated as of July 3, 2007, by and among the Company, BH Hotels LLC and BH Hotels Acquisition Inc.
99.1	Press Release of the Company dated July 3, 2007

*                    Schedules and similar attachments to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON HOTELS CORPORATION

Date: July 3, 2007

	By:	/s/ Madeleine A. Kleiner
Name: Madeleine A. Kleiner
Title: Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated as of July 3, 2007, by and among the Company, BH Hotels LLC and BH Hotels Acquisition Inc.
99.1	Press Release of the Company dated July 3, 2007

*                    Schedules and similar attachments to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the SEC upon request.